EXHIBIT 10.21

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of October 8, 2003, by and between First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, (the “Company”) and Barry H. Bass (“Executive”).

     WHEREAS, First Potomac Realty Trust, a Maryland real estate investment trust, (the “Trust”) is the Company’s general partner;

     WHEREAS, the parties desire to enter into an agreement to reflect Executive’s executive capacities in the Trust’s business and to provide for Executive’s employment by the Company, upon the terms and conditions set forth herein; and

     WHEREAS, Executive has agreed to certain confidentiality, non-competition and non-solicitation covenants contained hereunder, in consideration of the additional benefits provided to Executive under this Agreement;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.     Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

     1.1.     Employment Term. This Agreement shall be effective as of the commencement of the Trust’s initial public offering, and shall continue until the second anniversary of such offering, unless the Agreement is terminated sooner in accordance with Section 2 or 3 below. In addition, the term of the Agreement shall automatically renew for periods of one (1) year unless either party gives written notice to the other party, at least ninety (90) days prior to the end of the initial term or at least ninety (90) days prior to the end of any one (1) year renewal period, that the Agreement shall not be further extended. The period commencing on the effective date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.” If a Change in Control (as defined in Section 3) occurs, the Employment Term shall be automatically extended to the later of (i) the end of the then existing initial or renewal period or (ii) the date that is one (1) year after the Change in Control, unless the Employment Term is sooner terminated according to Section 2 or 3 below.

     1.2.     Duties and Responsibilities. During the Employment Term, Executive shall serve as the Senior Vice President, Chief Financial Officer of the Trust and shall be employed at the Company. The Executive’s principal employment duties and responsibilities shall be those duties and responsibilities customary for the position of Senior Vice President, Chief Financial Officer and such other executive duties and responsibilities as the Chief Executive Officer of the Trust shall reasonably assign to the Executive. Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Chief Executive Officer of the Trust. The Executive shall report directly to the Chief Executive Officer of the Trust.

     1.3.     Extent of Service. Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Chief Executive Officer of the Trust, is likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company and the Trust.

     1.4.     Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), commencing on the commencement of the Trust’s initial public offering, at the annual rate of $165,000, payable in installments at such times as the Company customarily pays its other senior level executives. Executive’s Base Salary shall be reviewed annually for appropriate increases by the Board of Trustees of the Trust (the “Board”) (or the compensation committee of the Board) pursuant to the Board’s normal performance review policies for senior level executives.

     1.5.     Annual Incentive Award. Executive shall be entitled to receive an annual cash incentive bonus for each fiscal year during the Employment Term consistent with a bonus policy adopted by the Board (or the compensation committee of the Board) (the “Bonus Policy”). If the Executive or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Policy for a fiscal year, Executive shall receive an annual incentive bonus in an amount determined by the Board (or the compensation committee of the Board). If the Executive or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Policy for a fiscal year, the Board (or the compensation committee of the Board) may determine whether any incentive bonus shall be payable to Executive for that year. For purposes of this Agreement, the term “Incentive Bonus” shall mean the amount established pursuant to this Section 1.5.

     1.6.     Retirement, Welfare and Other Benefit Plans and Programs. During the Employment Term, Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plan. During the Employment Term, Executive shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

     1.7.     Reimbursement of Expenses. Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group.

     1.8.     Incentive Compensation.

     (a)     Initial Option. At the time of the initial public offering of the Trust’s common shares of beneficial interest, $0.001 par value, (the “Shares”), the Trust shall grant to Executive an option (the “Initial Option”) to purchase 50,000 Shares, at a price per Share equal to the public offering price of the Shares. The Initial Option shall become exercisable with respect to 1/4 of the Shares on the first anniversary of the date of grant and the remaining 3/4 of the Shares shall become exercisable in increments of 6.25% on the same day as the date of grant of every third month, beginning with the third month that commences after the first anniversary of the date of grant, provided that the Executive is employed by or providing service to the Company or Trust on each such date. All other terms and conditions of the Initial Option shall be governed by the Trust’s standard stock option agreement for such grants.

     (b)     Executive shall be entitled to participate in any short-term and long-term incentive programs (including without limitation the 2003 Equity Compensation Plan and any subsequently implemented stock option plans) established by the Company or the Trust for the Company’s senior level executives generally, at levels commensurate with the benefits provided to other senior executives and with adjustments appropriate for his position as the President and Chief Executive Officer of the Company.

     2.     Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

     2.1.     Termination Without Cause; Resignation for Good Reason.

     (a)     The Company may remove Executive at any time without Cause (as defined in Section 2.7) from the position in which Executive is employed hereunder (in which case the Employment Term shall be deemed to have ended) not less than thirty (30) days’ prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, Executive may initiate termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 2.7). Executive shall give the Company not less than thirty (30) days’ prior written notice of such resignation.

     (b)     Upon any removal or resignation described in Section 2.1(a) above, Executive shall be entitled to receive only the amount due to Executive under the Company’s then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

     (c)     Notwithstanding the provisions of Section 2.1(b), in the event that Executive executes and does not revoke a written release upon such removal or resignation, substantially in the form attached hereto as Exhibit A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued a benefit), Executive shall be entitled to receive, in lieu of the payment described in Section 2.1(b), the following:

               (i)     One (1) times Executive’s Base Salary, at the rate in effect immediately before Executive’s termination of employment, payable in equal installments, consistent with the Company’s past payroll practices, over the twelve (12) month period after the Executive’s Date of Termination, commencing with the first payroll period that occurs after the period during which Executive’s right to revoke his acceptance of the terms of the Release has expired. Notwithstanding the foregoing, the Company may determine, in its sole discretion and at any time, to provide that the amounts payable under this subsection (i) shall be paid to Executive in a lump sum, as opposed to installments over the twelve (12) month period.

               (ii)     Pro rated Incentive Pay (as defined in Section 2.7) for the year in which Executive’s Date of Termination occurs. The pro rated Incentive Pay shall be based on the Executive’s Incentive Pay for the fiscal year in which Executive’s Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of his termination and the denominator of which is 365. Such pro rated Incentive Pay shall be paid to Executive in equal installments, consistent with the Company’s past payroll practices, over the twelve (12) month period after the Executive’s Date of Termination, commencing with the first payroll period that occurs after the period during which Executive’s right to revoke his acceptance of the terms of the Release has expired. Notwithstanding the foregoing, the Company may determine, in its sole discretion and at any time, to provide that the amounts payable under this subsection (ii) shall be paid to Executive in a lump sum, as opposed to installments over the twelve (12) month period.

               (iii)     For a period of twelve (12) months following the Date of Termination, Executive shall continue to receive the medical coverage in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended, (the “Code”) shall run concurrently with the foregoing twelve (12) month benefit period.

               (iv) Notwithstanding any provision to the contrary in any applicable plan, program or agreement, all outstanding stock options, restricted stock and other equity rights held by the Executive as of Executive’s Date of Termination shall become fully vested and/or exercisable, as applicable, as of Executive’s Date of Termination. All outstanding stock options and other equity rights that have an exercise period shall remain exercisable for the shorter of: (A) three (3) years from the Executive’s Date of Termination or (B) the end of their applicable original term.

               (v)     Executive shall receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

     2.2.     Voluntary Termination. Executive may voluntarily terminate his employment for any reason upon thirty (30) days’ prior written notice. In such event, after the effective date of such termination, except as provided in Section 2.1 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company.

     2.3.     Disability. The Company may terminate Executive’s employment if Executive has been unable to perform the material duties of his employment for a period of three (3) consecutive months in any 12-month period because of physical or mental injury or illness (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.3 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive the following:

          (a)     The Company shall pay to Executive any amounts earned, accrued or owing but not yet paid under Section 1 above and pro rated Incentive Pay for the fiscal year in which his Date of Termination occurs, calculated according to Section 2.1(c)(ii) above.

          (b)     All outstanding stock options, restricted stock and other equity rights held by the Executive as of Executive’s Date of Termination shall become fully vested and/or exercisable, as applicable, as of Executive’s Date of Termination. All outstanding stock options and other equity rights that have an exercise period shall remain exercisable for the shorter of: (A) three (3) years from the Executive’s Date of Termination or (B) the end of their applicable original term.

          (c)     Executive shall receive any other benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

     2.4.     Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued or owing but not yet paid under Section 1 above and any benefits accrued or earned under the Company’s benefit plans and programs, (ii) a pro rated Incentive Pay for the fiscal year in which Executive’s death occurs, which bonus shall be calculated according to Section 2.1(c)(ii) above and (iii) all outstanding stock options, restricted stock and other equity rights held by the Executive as of Executive’s Date of Termination shall become fully vested and/or exercisable, as applicable, as of Executive’s Date of Termination and all outstanding stock options and other equity rights that have an exercise period shall remain exercisable for the shorter of: (A) three (3) years from the Executive’s Date of Termination or (B) the end of their applicable original term. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

     2.5.     Cause. The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued or earned before his termination in accordance with the terms of any applicable benefit plans and programs of the Company.

     2.6.     Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 9. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the Date of Termination in accordance with the requirements of this Agreement.

     2.7.     Definitions.

          (a)     “Cause” shall mean any of the following grounds for termination of Executive’s employment:

               (i)     Executive shall have been convicted of, or a plea of guilty or nolo contendre to, a felony,

               (ii)     Executive intentionally and continually fails substantially to perform his reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to the Company and has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Trust, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform,

               (iii)     Executive engages in willful misconduct in the performance of his duties, or

               (iv)     Executive breaches any non-competition, non-disclosure or non-solicitation agreement in effect with the Company.

          (b)     “Date of Termination” shall mean the date that the termination of Executive’s employment with the Company is effective on account of the Executive’s death, Executive’s Disability, termination by the Company for Cause or without Cause or by the

Executive for Good Reason or without Good Reason, as the case may be. The Employment Term shall end on the Date of Termination.

          (c) “Good Reason” shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto or unless the event is remedied by the Company promptly after receipt of notice thereof given by Executive:

               (i) a substantial reduction in Executive’s Base Salary;

               (ii) a demotion of Executive;

               (iii) a material reduction of Executive’s duties hereunder;

               (iv) the Company’s requiring Executive to be based at a location other than in the Washington, D.C. metropolitan area;

               (v) the non-renewal of the Agreement by the Company in accordance with Section 1.1; or

               (vi) any material breach of this Agreement by the Company.

          (d) “Incentive Pay” shall mean the greater of (i) Executive’s maximum Incentive Bonus for which Executive was eligible during the period that includes the Date of Termination or (ii) the highest aggregate bonus or incentive payment paid to Executive during any of the three (3) full calendar years prior to his Date of Termination. For purposes of this definition, “Incentive Pay” does not include any stock option, stock appreciation, stock purchase, restricted stock or similar plan, program, arrangement or grant, one time bonus or payment (including, but not limited to, any sign-on bonus), any amounts contributed by the Company for the benefit of Executive to any qualified or nonqualified deferred compensation plan, or any amounts designated by the parties as amounts other than Incentive Pay.

     3.     Change in Control.

     3.1 Effect of Change in Control. If a Change in Control occurs and Executive’s employment terminates under the circumstances described below, the provisions of this Section 3 shall apply, instead of the provisions of Section 2.1.

     3.2 Termination Without Cause Upon or After a Change in Control. Upon or after a Change in Control, the Company (by action of the Board) may remove Executive at any time without Cause from the position in which Executive is employed hereunder (in which case the Employment Term shall be deemed to have ended) upon not less than sixty (60) days’ prior written notice pursuant to Section 9 to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. This provision shall not apply if Executive’s employment is terminated by the Company on account of the Executive’s death or Disability.

     3.3 Resignation for Good Reason Upon or After a Change in Control. Upon or after a Change in Control, Executive may initiate termination of employment by resigning under this Section 3 for Good Reason. Executive shall give the Company not less than sixty (60) days’ prior written notice pursuant to Section 9 of such resignation.

     3.4 Benefits Payable Upon Termination Without Cause or Resignation for Good Reason Upon or After a Change in Control.

          (a) Upon any removal or resignation described in Section 3.2 or 3.3 above, Executive shall be entitled to receive only the amount due to Executive under the Company’s then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

          (b) Notwithstanding the provisions of Section 3.4(a), in the event of a removal or resignation described in Section 3.2 or 3.3 that occurs (i) (A) not more than six (6) months prior to the date on which a Change in Control occurs or (B) following the commencement of any discussion with a third person that ultimately results in a Change in Control, or (ii) upon or after a Change in Control if the termination occurs within the one (1) year period after the Change in Control, Executive shall be entitled to receive the severance benefits described below, in lieu of the payment described in Section 3.4(a), if Executive executes and does not revoke a written Release upon such removal or resignation. If Executive is entitled to the benefits described in this Section 3.4(b) by reason of clause (i) above, Executive shall receive the compensation and benefits described in Section 2.1(c) above after his Date of Termination, in accordance with the provisions of Section 2.1(c), regardless of whether the Change in Control actually occurs, and Executive shall receive the additional compensation and benefits described in this Section 3.4(b) only if the Change in Control is consummated and shall receive such additional amounts after the consummation of the Change in Control, in accordance with the provisions of this Section 3.4(b). For purposes of clause (i)(B) above, to be eligible to receive the amounts described in this Section 3.4(b), the Change in Control must be consummated within the twelve (12) month period following the Executive’s Date of Termination. Payment of the lump sum benefits described below (other than as described in subsection (ii) below) shall be made within thirty (30) days after the Executive’s Date of Termination or the end of the revocation period for the Release, if later.

               (i) Executive shall receive a lump sum cash payment equal to (x) two (2) times Executive’s Base Salary at the rate in effect immediately before Executive’s termination of employment and (y) two (2) times Executive’s Incentive Pay.

               (ii) Executive shall receive his pro rated Incentive Pay for the year in which Executive’s Date of Termination occurs. The pro rated Incentive Pay shall be based on the Executive’s Incentive Pay for the fiscal year in which Executive’s Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of his termination and the denominator of which is 365. Payment shall be made within thirty (30) days after the effective date of the termination (or the end of the revocation period for the Release, if later).

               (iii) For a period of twenty-four (24) months following the Date of Termination, Executive shall continue to receive the medical coverage in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the foregoing twenty-four (24) month benefit period.

               (iv) All outstanding stock options and other equity rights held by the Executive as of his Date of Termination that have an exercise period shall remain exercisable for the shorter of: (A) five (5) years from the Executive’s Date of Termination or (B) the end of their applicable original term.

               (v) Executive shall receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

     3.5 Acceleration of Vesting and Exercisability on a Change in Control. Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all outstanding stock options, restricted stock and other equity rights held by the Executive will become fully vested and/or exercisable, as applicable, on the date in which the Change in Control occurs.

     3.6 Increase in Payments Upon a Change in Control.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on Executive’s Date of Termination, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

          (b) All determinations to be made under this Section 3.6 shall be made by the Company’s independent public accountant immediately prior to the Change in Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within twenty (20) days after the Executive’s Date of Termination. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within ten days after the Accounting Firm’s determination, the Company shall pay the Gross-Up Payment to Executive.

          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) cooperate with the Company in good faith in order to contest such claim effectively, and

               (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company.

     3.7 Definition of a Change in Control. As used herein, a “Change in Control” shall be deemed to have occurred if:

          (a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Trust representing more than 50% of the voting power of the then outstanding securities of the Trust; provided that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from the Trust’s initial public offering or the death of a shareholder, and a Change in Control shall not be deemed to occur as a result of a transaction in which the Trust becomes a subsidiary of another real estate investment trust and in which the shareholders of the Trust, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent real estate investment trust would be entitled in the election of trustees (without consideration of the rights of any class of stock to elect trustees by a separate class vote);

          (b) The consummation of (i) a merger or consolidation of the Trust with another real estate investment trust where the shareholders of the Trust, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving real estate investment trust would be entitled in the election of trustees (without consideration of the rights of any class of stock to elect trustees by a separate class vote), or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of trustees of the surviving real estate investment trust, (ii) a sale or other disposition of all or substantially all of the assets of the Trust, or (iii) a liquidation or dissolution of the Trust; or

          (c) After the effective date of this Agreement, trustees are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new trustee who was not a trustee at the beginning of such two-year period was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of such period.

     4.     Non-Competition, Confidentiality and Non-Solicitation. Executive hereby acknowledges that, during and solely as a result of his employment by the Company, Executive will receive special training and education with respect to the operation of the Company’s business and other related matters, and access to confidential information and business and professional contacts. In consideration of Executive’s employment and in consideration of the special and unique opportunities afforded by the Company to Executive as a result of Executive’s employment, Executive hereby agrees to execute and abide by the terms of the Non-Competition, Confidentiality and Non-Solicitation Agreement attached as Exhibit B. Executive agrees and acknowledges that his employment is full, adequate and sufficient consideration for the restrictions and obligations set forth in the foregoing Agreements.

     5.     Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2 and 3 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

     6.     Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

     7.     Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

     8.     Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Washington, D.C. in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and Executive’s reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

     9.     Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

First Potomac Realty Trust
7200 Wisconsin Avenue, Suite 310
Bethesda MD 20814
Attention: Douglas J. Donatelli

With a required copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia PA 19103-2921
Attention: James W. McKenzie, Jr., Esquire

If to Executive, to:

Barry H. Bass
First Potomac Realty Trust
7200 Wisconsin Avenue, Suite 310
Bethesda MD 20814

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     10.     Contents of Agreement; Amendment and Assignment.

          (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company and Trust shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company or Trust, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company and Trust would be required to perform if no such succession had taken place.

     11.     Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this

Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     12.     Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

     13.     Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

     14.     Miscellaneous. All Section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     15.     Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

     16.     Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Maryland without giving effect to any conflict of laws provisions.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

	By:	First Potomac Realty Trust Its general partner

		By:	/s/ Douglas J. Donatelli

Name: Douglas J. Donatelli Title: President and CEO

/s/ Barry H. Bass

EXECUTIVE

GUARANTEE:

For good and valuable consideration, including the Executive’s agreement to serve as an officer of First Potomac Realty Trust, the obligations of First Potomac Realty Investment Limited Partnership under this Employment Agreement, dated October 8, 2003, with Barry H. Bass, shall be guaranteed by First Potomac Realty Trust.

FIRST POTOMAC REALTY TRUST

By:	/s/ Douglas J. Donatelli

Name: Douglas J. Donatelli
Title: President and CEO

Dated: October 8, 2003

Exhibit A

Separation of Employment Agreement and General Release

     THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this     day of                    ,           , by and between First Potomac Realty Investment Limited Partnership (the “Company”) and                     (“Executive”).

     WHEREAS, Executive formerly was employed by the Company as               pursuant to the terms of the Employment Agreement, dated                    , 200     , (the “Employment Agreement”);

     WHEREAS, the Employment Agreement provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

     WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective                         ,            (“Date of Resignation”); and

     WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

     NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

     1.     (a) Executive, for and in consideration of the commitments of the Company as set forth in paragraph 6 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which his or her heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his or her employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his or her employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, [State Fair Employment Practice Law], and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This

Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

          (b) To the fullest extent permitted by law, and subject to the provisions of paragraph 11 below, Executive represents and affirms that (i) [other than               ,] he or she has not filed or caused to be filed on his or her behalf any claim for relief against the Company or any Releasee and, to the best of his or her knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on his or her behalf; and (ii) [other than                ,] he or she has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) he or she will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

     2.     In consideration of the Company’s agreements as set forth in paragraph 6 herein, Executive agrees to be bound by the terms of the Company’s Non-Competition, Confidentiality and Non-Solicitation Agreement executed by the Executive on                    ,           .

     3.     In further consideration of the payments described in paragraph 6 below, Executive agrees that he or she will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself or herself involving any matter released in paragraph 1. In the event that suit is filed in breach of this covenant not to sue, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Executive further agrees and covenants that should any person organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.

[Note: This paragraph 3 should be deleted if Executive is age 40 or over at the time he executes the Release. The Release should be renumbered and all cross-references should be updated to reflect the deletion of this paragraph.]

     4.     Executive further agrees and recognizes that he or she has permanently and irrevocably severed his or her employment relationship with the Company, that he or she shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him or her in the future.

     5.     Executive further agrees that he or she will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of his or her employment, irrespective of the truthfulness or falsity of such statement.

     6.     In consideration for Executive’s agreement as set forth herein, the Company agrees:

[Note: Severance Benefits provided under Employment Agreement would be inserted in this paragraph 6.]

     7.     Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him or her in consideration for his or her acceptance and execution of, and in reliance upon his or her representations in, this Agreement. Executive acknowledges that if he or she had not executed this Agreement containing a release of all claims against the Company, he or she would only have been entitled to the payments provided in the Company’s standard severance pay plan for employees.

     8.     Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to him or her under any employment agreement or offer letter he or she has with the Company and, further, that this Agreement supersedes any employment agreement or offer letter he or she has with the Company, and any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to him or her in connection with the termination of his or her employment agreement or offer letter with the Company, or the terms of this Agreement.

     9.     Executive agrees not to disclose the terms of this Agreement to anyone, except his or her spouse, attorney and, as necessary, tax/financial advisor. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

     10.     Executive represents that he or she does not presently have in his or her possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of his or her prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the Date of Resignation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

     11.     Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s [designated legal, compliance or human resources officer]; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

     12.     The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

     13.     Executive agrees and recognizes that should he or she breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

     14.     Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

     15.     This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland.

     16.     Executive certifies and acknowledges as follows:

          (a) That he or she has read the terms of this Agreement, and that he or she understands its terms and effects, including the fact that he or she has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of his or her employment relationship with the Company and the termination of that employment relationship;

          (b) That he or she has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he or she acknowledges is adequate and satisfactory to him or her and which he or she acknowledges is in addition to any other benefits to which he or she is otherwise entitled;

          (c) That he or she has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

          (d) That he or she does not waive rights or claims that may arise after the date this Agreement is executed;

          (e) That the Company has provided him or her with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to him or her; and

          (f) Executive acknowledges that this Agreement may be revoked by him or her within seven (7) days after execution, and it shall not become effective until the expiration of such seven day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

     Intending to be legally bound hereby, Executive and the Company executed the foregoing Confidential Separation Agreement and General Release this               day of               ,                 .

Witness:

[Executive]

FIRST POTOMAC REALTY
INVESTMENT LIMITED PARTNERSHIP

By:	First Potomac Realty Trust Its general partner

By:

Name:
	Title:	Witness:

Exhibit B

Non-Competition, Confidentiality and Non-Solicitation Agreement

     In consideration of my new employment with First Potomac Realty Investment Limited Partnership (the “Company”), and intending to be legally bound, I agree as follows:

     1.     Confidentiality. I agree that my services to the Company are of a special, unique and extraordinary character, and that my position places me in a position of confidence and trust with the Company’s customers and employees. I also recognize that my position with the Company will give me substantial access to Confidential Information (as that term is defined below), the disclosure of which to competitors of the Company would cause the Company to suffer substantial and irreparable damage. I recognize, therefore, that it is in the Company’s legitimate business interest to restrict my use of Confidential Information for any purposes other than the discharge of my employment duties at the Company, and to limit any potential appropriation of Confidential Information by me for the benefit of the Company’s competitors and to the detriment of the Company. Accordingly, I agree as follows:

     (a)  During and after my employment by the Company, I will not disclose to any other person or company, nor use for my own personal benefit, except as may be necessary in the performance of my duties as an employee of the Company, any Confidential Information disclosed to me or of which I become aware by reason of my employment or association with the Company.

     (b)  The term “Confidential Information” means any and all data and information relating to the business of the Company (whether or not it constitutes a trade secret), which is or has been disclosed to me or of which I became aware as a consequence of my employment or relationship with the Company, and which has value to the Company and is not generally known by its competitors, including but not limited to information relating to experimental and research work of the Company, the Company’s methods, processes, tools, machinery, formulas, drawings or appliances, and the financial or business affairs of the Company relating to services, customers, customer lists, employees or employees’ compensation, projections, plans, development, accounting and marketing studies or analyses. Confidential Information shall not include any data or information that has been disclosed voluntarily to the public by the Company (except where such public disclosure has been made by me or some other person without authorization), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful and legitimate means.

     (c)  I agree that upon the termination of my employment with the Company, I will not take with me or retain without written authorization any documents, files or other property of the Company, and I will return promptly to the Company any such documents, files or property in my possession or custody. In connection with this Agreement, I recognize that all documents, files and property which I have received and will receive from the Company, including but not limited to customer lists, handbooks, memoranda, policy manuals, product specifications, and other materials (with the exception of documents relating to benefits to which I might be entitled following the termination of my employment with the Company), are for the exclusive use of the

Company and employees who are discharging their responsibilities on behalf of the Company, and that I have no claim or right to the continued use, possession or custody of such documents, files or property following the termination of my employment with the Company.

     2.     Intellectual Property. I will communicate to the Company any and all novel ideas, concepts, inventions, processes, and improvements, patentable or unpatentable, made or conceived by me, either solely or jointly with others, from the time of entering the Company’s employ until I leave, along the line of the Company’s business, or resulting from or suggested by any work which I may do for the Company, or at its request, and I will, at all times during my employment with the Company and after my termination for any reason, assist the Company in every proper way (at the Company’s expense), to obtain for the Company’s own benefit patents for any or all of these ideas, concepts, inventions, processes and improvements in the United States and any and all foreign countries, if patentable, by executing and delivering to the Company any and all applications, assignments, and other instruments, by giving evidence and testimony, and by executing and delivering to the Company all drawings, blueprints, notes, and specifications deemed necessary by the Company in order to apply for and obtain letters patent of the United States or foreign countries for such ideas, concepts, inventions, processes and improvements, and I do hereby assign and will assign and convey to the Company my entire right, title and interest in and to all such ideas, concepts, inventions, processes, and improvements, and all patent applications and patents thereon. I further agree to conduct myself as described above after leaving the Company’s employment as to all ideas, concepts, inventions, processes and improvements conceived or disclosed while with the Company.

     3.     Non-Competition.

     (a)  During my employment by the Company and for a period of one (1) year after my termination of employment for any reason, I will not, except with the prior written consent of the Board of Trustees of First Potomac Realty Trust (the “Board”), directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit my name to be used in connection with, any business or enterprise which is engaged in any business or enterprise that acquires, operates and develops properties in the industrial and flex property markets, within the Company’s “Service Area,” as defined below. For the purposes of this Section, “Service Area” shall mean (i) the States of Maryland, Delaware, North Carolina and West Virginia, (ii) the Commonwealths of Pennsylvania and Virginia, and (iii) Washington, D.C. I acknowledge that the Service Area is the area in which the Company presently does, or currently intends to do, business.

     (b)  The foregoing restrictions shall not be construed to prohibit my ownership of less than five percent of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither I nor any group of persons including me in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising my rights as a shareholder, or seeks to do any of the foregoing.

     4.     Non-Solicitation.

     (a)  I covenant and agree that during my employment by the Company and for the period of one (1) year thereafter, I will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company’s principal customers, or (ii) encourage any principal customer to reduce its patronage of the Company.

     (b)  I further covenant and agree that during my employment by the Company and for the period of one (1) year thereafter, I will not, except with the prior written consent of the Board, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time during the term of my employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant shall not apply to any person after 12 months have elapsed after the date on which such person’s employment by the Company has terminated.

     5.     General Provisions.

     (a)  I acknowledge and agree that the type and periods of restrictions imposed in this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Company, rather than to prevent me from earning a livelihood. I recognize that the Company competes throughout the United States, and that my access to Confidential Information makes it necessary for the Company to restrict my post-employment activities in any market in which the Company competes, and in which my access to Confidential Information and other proprietary information could be used to the detriment of the Company. In the event that any restriction set forth in this Agreement is determined to be overbroad with respect to scope, time or geographical coverage, I agree that such a restriction or restrictions should be modified and narrowed, either by a court or by the Company, so as to preserve and protect the legitimate interests of the Company as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

     (b)  I acknowledge and agree that if I should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Company, and that damages arising out of such a breach may be difficult to ascertain. I therefore agree that, in addition to all other remedies provided at law or at equity, the Company may petition and obtain from a court of law or equity all necessary temporary, preliminary and permanent injunctive relief to prevent a breach by me of any covenant contained in this Agreement. I agree further that if it is determined by a court that I have breached the terms of this Agreement, the Company shall be entitled to recover from me all costs and attorneys’ fees incurred as a result of its attempts to redress such a breach or to enforce its rights and protect its legitimate interests.

     (c)  This Agreement shall be deemed to made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Maryland.

     (d)  I agree that if the Company fails to take action to remedy any breach by me of this Agreement or any portion of the Agreement, such inaction by the Company shall not operate or be construed as a waiver of any subsequent breach by me of the same or any other provision, agreement or covenant.

     (e)  I agree that each covenant, paragraph and division of this Agreement is intended to be severable and distinct, and that if any paragraph, subparagraph, provision or term of this Agreement is deemed to be unlawful or unenforceable, such a determination will not impair the legitimacy or enforceability of any other aspect of the Agreement.

     (f)  I hereby state that I have read this Agreement in its entirety, that I have been given an opportunity to consider the Agreement and discuss it with the attorney of my choice, and that I enter into this Agreement voluntarily and intending to be legally bound.

     (g)  I agree that the Company may assign this Agreement to any of its successors by merger or otherwise, and that this Agreement shall inure to the benefit of any such successor.

/s/ Thomas P. Conaghan	/s/ Barry H. Bass

Witness	Barry H. Bass

/s/ Thomas P. Conaghan
FIRST POTOMAC REALTY
Witness	INVESTMENT LIMITED PARTNERSHIP

	By:	First Potomac Realty Trust Its general partner

		By:	/s/ Douglas J. Donatelli

Name: Douglas J. Donatelli
Title: President and CEO

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